Exhibit 10.22

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Master Services Agreement

Service Provider (Name and Address):          Composecure

269 Sheffield Street, Unit #3

Mountainside, NJ 07092

Agreement No.: N/A

Effective Date: August 1, 2004

This Master Services Agreement (“Agreement”) is made and entered into as of the Effective Date above, between American Express Travel Related Services Company, Inc having an office at World Financial Center 200 Vesey Street, New York, NY 10285 (“AXP”), and the Service Provider specified above (“Service Provider”).

1.       Scope of Services.

Service Provider shall provide, under the provisions of this Agreement, the services that are mutually agreed upon and described in the schedules governed by this Agreement, substantially in the form of the attached Exhibit 1 - Sample (“Schedule”), as they may be supplemented, enhanced, modified or replaced (the “Services”). If any services, functions or responsibilities not specifically described in this Agreement are required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement. Service Provider shall provide the Services to AXP and to such other AXP Entities (as defined below) as AXP designates from time to time.

2.       Schedules.

Each Schedule shall be effective when executed by both Service Provider and the AXP Entity (as defined below) executing the applicable Schedule and shall form a separate agreement, which hereby incorporates by reference, without any further reference in the applicable Schedule, the terms and conditions of this Agreement, as amended and modified in the applicable Schedule. Except with respect to Sections 10 and 11 hereof, if there is a conflict between this Agreement and any Schedule, the terms of the Schedule will govern the provision of the Services involved. Each Schedule shall be numbered and dated for identification and must include a complete description of Services to be performed, deliverables or other materials to be produced, the schedule for completion of each of the foregoing, the applicable fixed price or time and materials charges, and any additional terms the parties mutually agree to include. AXP, its parent, subsidiaries and affiliated companies (each, an “AXP Entity”) may enter into Schedules with Service Provider and for purposes of any such Schedule shall be referenced as “AXP” as that term is used herein. Service Provider shall directly bill and invoice each such AXP Entity and each such AXP Entity shall pay for all Services or products rendered pursuant to the particular Schedule, and all rights and obligations pursuant to such Schedule shall be borne by the respective AXP Entity referenced therein. In no event is AXP a reseller or on-licensor of any Services or products hereunder.

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3.	Work Policy, Personnel and Reports.

3.1       Work Policies. For each Schedule, each party will designate a Project Manager to serve as the main contact between the parties. The scope and conduct of Services provided by Service Provider shall be consistent with the Schedule and must be coordinated with AXP’s Project Manager at all times. Service Provider’s employees, agents and subcontractors will observe and comply with AXP’s security procedures, rules, regulations, policies, working hours and holiday schedules. Service Provider will use its best efforts to minimize any disruption to AXP’s normal business operations at all times. AXP will only provide working space, resources and materials if specified in the applicable Schedule.

3.2       Personnel. Service Provider shall assign an adequate number of personnel to perform the Services. Service Provider personnel shall be properly trained and fully qualified for the Services they are to perform. Service Provider will use its best efforts to ensure the continuity of Service Provider’s employees and/or subcontractors (as applicable) assigned to perform Services under any Schedule. If any Service Provider employee, agent or subcontractor, as the case may be, performing Services is found to be unacceptable to AXP for any reason, in AXP’s sole judgment, AXP shall notify Service Provider and Service Provider shall immediately take appropriate corrective action.

3.3       Status Reports. On a periodic basis, as specified in the Schedule and, if not specified in the Schedule, upon AXP’s request, Service Provider will submit written status reports describing its activities related to the Services, including: (i) the current status of activities (with an explanatory narrative when appropriate); (ii) resources used since the last report, with a cumulative total to date; and (iii) identification of any problems and all actions taken to resolve them, and the current status of any such problems. Upon request, Service Provider will meet with AXP management to review the status of Service Provider’s activities.

4.	Acceptance.

Each deliverable to be provided by Service Provider in connection with the Services shall be subject to a verification of acceptability by AXP (as determined by AXP) to ensure that such deliverable satisfies AXP’s requirements. Unless otherwise specified in the Schedule, the acceptability of any deliverable shall be based on AXP’s satisfaction or non-satisfaction with the deliverable, in AXP’s sole discretion. When any deliverable is acceptable to AXP, AXP will promptly notify Service Provider in writing of its acceptance. If any deliverable is not acceptable, AXP shall notify Service Provider and shall specify its reasons in reasonable detail, and Service Provider will, at no additional cost, ensure conformance of such deliverable to AXP’s requirements. If, within thirty (30) days of AXP’s notification, any deliverable is still not acceptable, AXP may at any time before formal acceptance thereof, at its option and without obligation or liability of any kind, terminate, in whole or in part, the Schedule involved. In the event that AXP elects to terminate a Schedule, in whole or in part, Service Provider shall, within thirty (30) days of such termination, provide AXP with a refund of any amounts paid by AXP with respect to such deliverable or services performed as applicable.

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5.	Ownership.

5.1       Ownership of Works. Service Provider acknowledges that AXP, at no additional charge, shall have exclusive, unlimited, worldwide ownership rights to all works performed or created under each Schedule and all materials, information and/or deliverables prepared thereunder or developed as a result of Services performed thereunder, both as individual items and/or a combination of components and whether or not the Schedule is completed, including, without limitation, any Disclosed Subject. All of the foregoing shall be deemed to be work made for hire and made in the course of Services rendered and shall belong exclusively to AXP, with AXP having the sole right to obtain, hold and renew, in its own name and/or for its own benefit, patents, copyrights, trademarks, trade secrets, registrations and/or other appropriate protection. To the extent that exclusive title and/or ownership rights may not originally vest in AXP as contemplated hereunder (e.g., may not be deemed works made for hire), Service Provider, at no additional charge, hereby irrevocably assigns, transfers and conveys to AXP all right, title and interest therein. Service Provider and its personnel shall give AXP, and/or any AXP designee, all reasonable assistance and execute all documents necessary to assist and/or enable AXP to perfect, preserve, register and/or record its rights in any such work, materials, information and/or deliverable. Service Provider agrees to take all reasonable measures necessary or appropriate to comply with the patent marking requirements, or as otherwise reasonably requested to do so by AXP. Upon request of AXP, Service Provider agrees to promptly provide AXP with proof of marking. Service Provider acknowledges and agrees that all marking must be provided in a substantially consistent and continuous manner, and that once marking has been commenced it must be maintained. Service Provider shall, immediately upon request of AXP, or upon the termination, cancellation or expiration of each Schedule or this Agreement, turn over to AXP all materials, information and deliverables prepared or developed as a result of this Agreement and/or any Schedule, and any AXP documents or other materials held by or on behalf of Service Provider, together with all copies thereof.

5.2       Disclosed Subjects. Service Provider shall promptly make a complete written disclosure to AXP of any invention, technique, device, discovery or procedure, whether patentable or not (hereinafter referred to as a “Disclosed Subject”), conceived or first actually reduced to practice, solely or jointly by Service Provider and/or AXP and/or their respective employees and agents, as a result of Services performed hereunder. As to each Disclosed Subject, Service Provider shall specifically point out the features or concepts that Service Provider believes to be new or different.

5.3       Pre-Existing Rights. Nothing herein shall be construed to restrict, impair or deprive either party of any of its rights or proprietary interest in intellectual property, technology or products that existed prior to and independent of the performance of Services or provision of materials under this Agreement or any Schedule. Notwithstanding any of the foregoing, if such intellectual property, products or technology are incorporated into, combined with, or required for the operation or provision of any works, materials, information and/or deliverables prepared hereunder or developed as a result of Services performed hereunder, then Service Provider hereby grants to AXP, at no additional charge, a non-exclusive, fully paid up, irrevocable, assignable (in accordance with the terms hereof), perpetual, worldwide license to use such technology or products, unless other terms are expressly agreed to in writing in the Schedule.

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6.	Charges and Terms of Payment.

6.1       Charges. The applicable charges shall be specified in the Schedule. In no event shall any charges exceed the rates or other fees set forth in the Schedule or, if not set forth in the Schedule, Service Provider’s applicable standard published rates, (which published rates Service Provider shall provide to AXP upon request) or negotiated rate card (as applicable), whichever is lower. For Services performed on a time and materials basis, any hours worked in excess of eight (8) hours in any one day or on Saturdays, Sundays or holidays, shall be invoiced at the same time and materials rates for hours worked that are not in excess of such eight (8) hour period in any one day or not on Saturdays, Sundays or holidays unless specifically authorized by AXP in writing in advance. AXP also agrees to pay for reasonable out-of-pocket costs and expenses required and actually incurred in performing Services, provided that Service Provider has; (i) obtained AXP’s prior written consent and such out-of-pocket costs and expenses are in accordance with AXP’s travel and expense policy, as amended from time to time and which will be provided to Service Provider upon request; (ii) detailed such costs and expenses on a form acceptable to AXP and approved them in accordance with AXP’s own expense policies; and (iii) submitted supporting documentation satisfactory to AXP.

6.2       Invoice. Unless other payment terms are specified in the Schedule, Service Provider shall invoice AXP: (i) after AXP’s written acceptance of any deliverables, products or work performed on a fixed price basis; (ii) for Services provided on a time and materials basis and for out-of-pocket costs and expenses, monthly in arrears; or (iii) as otherwise provided in the applicable Schedule. All invoices, except for amounts disputed by AXP, shall be payable within thirty (30) days of AXP’s receipt of the invoice. Any disputed amounts shall not affect payment of non-disputed charges and expenses.

6.3       Taxes. Except to the extent that AXP has provided an exemption certificate, direct pay permit or other such appropriate documentation, Service Provider shall add to each invoice any sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes however designated that are properly levied by any taxing authority upon the provision of the Services, excluding, however (i) taxes set forth in Sections 6.4 and 6.5 below and (ii) any state or local privilege or franchise taxes, taxes based upon Service Provider’s net income and any taxes or amounts in lieu thereof (including, without limitation, Michigan Single Business Taxes and Washington B&O taxes) paid or payable by Service Provider in respect of the foregoing excluded items. If after the Effective Date of this Agreement, Service Provider believes that it is required by law to collect any such taxes for which AXP would be responsible under this section, but which do not apply on the Effective Date, Service Provider shall notify AXP in writing of such new or additional requirement. If AXP concludes that there is a reasonable basis for not collecting any such taxes in whole or in part, and provides in writing such basis together with a request not to collect such tax, Service Provider may consent, in Service Provider’s sole discretion, to AXP’s request to not collecting such tax(es). In the event that Service Provider does not so consent, then Service Provider agrees to reasonably cooperate, at its own expense, with AXP to seek a refund of such taxes paid over at AXP’s expense. If AXP does not make a request to Service Provider to not collect any tax, Service Provider shall collect such taxes directly from AXP and remit such taxes to the appropriate governmental authority and shall provide detailed written documentation to AXP thereof. Service Provider shall cooperate fully with AXP in seeking any refunds of taxes paid over, as reasonably directed by AXP at AXP’s expense. Exhibit 3 (Taxing Jurisdictions) attached hereto sets forth the list of the state and local jurisdictions that, as of the Effective Date, impose tax(es) on the goods and Services provided hereunder and where Service Provider intends to collect such taxes.

6.4       Taxes on Property. AXP and Service Provider shall each bear sole responsibility for all taxes, assessments, and other ad valorem levies on each party’s respective owned property, except where provided otherwise in this Agreement.

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6.5       Taxes on Use of Goods/Services. Except where Service Provider acts as a purchasing agent hereunder, Service Provider shall be financially responsible for, and hold harmless AXP from, any sales, use, excise, value-added, services, consumption, and other taxes and duties payable by Service Provider on any goods or Services used or consumed by Service Provider in providing the Services hereunder where the tax is imposed on Service Provider’s acquisition or use of such goods or Services and the amount of tax is measured by Service Provider’s costs in acquiring such goods or Services.

6.6       De Minimis Functions. Wherever in this Agreement it is indicated that functions or Services are to be performed by Service Provider for AXP and/or rights are to be granted by Service Provider to AXP as part of, or in connection with, the Services hereunder and/or at no additional charge to AXP, the parties acknowledge and agree that any such functions, goods and Services or rights are de minimis in nature and are not the principal or direct objective of the transactions contemplated by this Agreement.

6.7       Segregated Charges. AXP and Service Provider shall cooperate to segregate the charges payable pursuant to this Agreement into the following separate payment streams for each taxing jurisdiction: (i) those for taxable goods and Services; (ii) those for nontaxable goods and Services; (iii) those for which a sales, use, value-added, or other similar tax has already been paid; and (iv) those for which Service Provider functions merely as a paying agent for AXP in receiving goods, supplies or Services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax. In addition, each of AXP and Service Provider shall reasonably cooperate with the other, at their own cost and expense, to determine AXP ‘s liability for taxes accurately and minimize such liability to the extent legally permissible. Each of AXP and Service Provider shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or Services, and any other exemption certificates or information requested by a party.

6.8       Expense Management Card. Use of an AXP expense management card such as the corporate purchasing card (“CPC”), corporate defined expense program card (“CDEP”), Ariba e-Card, or the like, as a payment mechanism shall not modify or in any way change any of the requirements of this section or of any invoicing required in this Agreement.

7.	Performance Standards.

7.1       General. Service Provider shall perform the Services in accordance with the service levels and performance standards set forth on Attachment B to the respective Schedule (“Performance Standards”). At all times, Service Provider’s level of performance shall be at least equal to the Performance Standards and to the standards satisfied by well-managed operations performing services similar to the Services.

7.2       Failure to Perform. If Service Provider fails to meet a Performance Standard, it shall (i) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of such failure; (ii) immediately advise AXP, as and to the extent requested by AXP, of the status of remedial efforts being undertaken with respect to such problem; (iii) minimize the impact of and correct the problem and begin meeting the Performance Standard using best efforts; and (iv) take appropriate preventive measures so that the problem does not recur in a manner that does not degrade the level of service. Service Provider recognizes that its failure to meet any “Critical Performance Standards” set forth in Attachment B of a Schedule may have a material adverse impact on the business and operations of AXP and that the damage from Service Provider’s failure to meet a Critical Service Level is not susceptible of precise determination. Accordingly, in the event that Service Provider fails to meet Critical Service Levels for reasons other than the wrongful actions of AXP or circumstances that constitute excusable delay under this Agreement, then in addition to any redeemable Service Level Credits (as defined within the respective SOW), AXP hereby reserves all of its rights to all remedies available, at law or in equity. This Section 7.2 shall not limit AXP’s rights with respect to the events upon which AXP may rely as a basis for AXP’s termination of this Agreement for cause.

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7.3       Periodic Reviews. At least annually, AXP and Service Provider, as more fully described in Attachment B to a Schedule, will review the Performance Standards and may make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The parties expect and understand that the Performance Standards will improve over time.

8.	Representations and Warranties.

8.1       Representations and Warranties. Service Provider represents and warrants that: (i) it has the authority and the right to enter into this Agreement and each Schedule, to perform Services and provide materials, information and deliverables hereunder, and thereunder, and that its obligations hereunder, and thereunder, are not in conflict with any Service Provider obligations to AXP or any third parties; (ii) each of its employees, agents and subcontractors has the proper skill, training and background necessary to accomplish their assigned tasks; (iii) all Services will be performed in a competent and professional manner, by qualified personnel and will conform to AXP’s requirements hereunder; (iv) all work, deliverables, information, or materials, and the performance of any Services by Service Provider, directly or indirectly (through its agents and/or subcontractors), shall not infringe upon or violate the rights of any third party and AXP shall receive free and clear title to, with no restriction on its use of, all works, materials, information and deliverables prepared and/or developed in connection with this Agreement; (v) AXP shall have the right to use for its own purposes, any ideas, methods, processes, techniques, materials and information provided to or otherwise obtained or learned by AXP as a result of this Agreement, without restriction, liability or obligation, except as may be specified herein; (vi) at the time of acceptance, each deliverable will conform to its specifications and AXP’s requirements and that for one-hundred eighty (180) days following AXP’s acceptance, Service Provider shall correct and repair, at no cost to AXP, any defect, malfunction or non-conformity that prevents such deliverable from conforming and performing as warranted; (vii) it has complied with, and will continue to comply with, the terms hereunder, all applicable domestic, foreign and local laws and regulations, (viii) it shall comply and adhere to its security polices and procedures attached hereto as Exhibit 5 - COMPOSECURE SECURITY POLICIES AND PROCEDURES.

8.2       NO OTHER WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, OR IN A SCHEDULE, THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.	Term and Termination.

9.1       Term. This Agreement shall commence as of the Effective Date and shall continue in full force and effect thereafter unless and until terminated as provided hereunder. Each Schedule shall become effective when duly executed by both parties and shall continue thereafter unless terminated as permitted hereunder.

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9.2       Termination for Convenience. Notwithstanding anything herein to the contrary, AXP may terminate, in whole or in part, this Agreement and/or any Schedule without cause upon five (5) days’ written notice. AXP agrees to pay Service Provider for Services performed up to the effective date of termination, at the agreed upon rates. Notice of termination of any Schedule shall not be considered notice of termination of this Agreement unless specifically stated in the notice. Notice that purports to be notice of termination of the Agreement shall not be considered notice of termination of this Agreement unless such notice specifically states that each respective Services under each respective Schedule has been terminated and/or completed, as applicable.

9.3       Termination for Cause. Notwithstanding anything to the contrary contained in this Agreement or the applicable Schedule, in the event of any material breach of this Agreement or Schedule by Service Provider, AXP may (reserving cumulatively all other remedies and rights under this Agreement, at law and in equity) terminate the Schedule(s) involved and, this Agreement, in whole or in part, by giving thirty (30) days’ written notice thereof; provided, however, that any such termination shall not be effective if Service Provider has cured the breach of which it has been notified prior to the expiration of said thirty (30) days. Notwithstanding anything to the contrary contained in this Agreement or the applicable Schedule, in the event AXP fails to pay any undisputed fees under a particular Schedule, Service Provider may (reserving cumulatively all other remedies and rights under this Agreement, at law and in equity) terminate the Schedule(s) involved by giving thirty (30) days’ written notice thereof; provided, however, that any such termination shall not be effective if AXP has cured such failure prior to the expiration of said thirty (30) days.

9.4       Transition Assistance.

9.4.1       Transition Assistance. Commencing six (6) months prior to expiration of this Agreement and/or respective Schedule, or on such earlier date as AXP may request, or commencing upon any notice of termination or of non-renewal of this Agreement and continuing for up to twelve (12) months after the expiration or termination of this Agreement (the “Termination Assistance Period”), Service Provider shall provide to AXP (or at AXP’s request, to AXP’s designee) such reasonable termination/expiration assistance as may be requested by AXP to allow the Services to continue without degradation, interruption or adverse effect and to facilitate the orderly transfer of the Services to AXP or its designee, including, without limitation, the transition assistance set forth on Exhibit 6 (“Transition Assistance”) to the respective Schedule, if applicable.

9.4.2       Continuation of Services. For a period of twelve (12) months following the effective date of any termination or expiration of this Agreement, and/or respective Schedule, Service Provider shall provide, at AXP’s request, any or all of the Services being performed by Service Provider prior to such effective date of termination or expiration. To the extent Service Provider is to perform any of the Services under this Section 9.4, the provisions of this Agreement that would have been applicable to such Services prior to such effective date shall continue to be applicable.

9.4.3       Charges for Transition Assistance. Unless otherwise mutually agreed by the parties, there will be no charge for Transition Assistance provided prior to termination or expiration of this Agreement. With respect to Transition Assistance (including provision of the Services) provided after termination or expiration of this Agreement, and/or respective Schedule, AXP will pay the same amounts being charged to AXP prior to the effective date of such termination or expiration. Notwithstanding the foregoing, in the event that AXP terminates this Agreement, and/or respective Schedule, because of a breach by Service Provider which is not timely cured, Service Provider shall (notwithstanding any other remedy available to AXP at law or in equity) reimburse AXP for reasonable out-of-pocket expenses incurred in connection with transitioning the Service to another vendor or to AXP itself to the extent such replacement services are substantially similar to the Service.

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10.	LIMITATION OF LIABILITY.

EXCEPT FOR SERVICES PROVIDER’S OBLIGATIONS UNDER SECTION 11, 12 AND 13.2, IN NO EVENT WILL EITHER PARTY BE LIABLE, ONE TO THE OTHER, FOR SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY SCHEDULE HERETO.

11.	Indemnification and Infringement.

11.1       Indemnity. Service Provider shall defend, indemnify and hold AXP harmless from and against any and all claims, judgments, costs, awards, losses, expenses (including reasonable attorneys’ fees) and liability of any kind arising out of (i) any breach by Service Provider of its representations and warranties hereunder, (ii) negligence, or fraud, misuse, and/or theft of any Materials provided to, and/or any deliverables created by Service Provider hereunder, or (iii) the actual or alleged infringement, misappropriation, or violation of any intellectual property right, including, without limitation, trademarks, service marks, patents, copyrights, trade secrets or any similar proprietary rights, or any violation of any third party rights, or the laws or regulations of any governmental or judicial authority, based upon any deliverables, information, materials and/or any Services furnished to or obtained by AXP or the use thereof. Service Provider agrees to give AXP prompt written notice of any threat, warning or notice of any such claim or action that could have an adverse impact on AXP’s use or possession of the same, or could otherwise have an adverse impact on AXP. Service Provider shall have the right to conduct the defense of any such claim or action and, consistent with AXP’s rights hereunder, all negotiations for its settlement; provided, however, that AXP may participate in such defense or negotiations to protect its interests and that any settlement shall be for the payment of money by Service Provider and shall not obligate AXP in any way, including without limitation, to any determination or admission regarding AXP’s interest.

11.2       Infringement. If any deliverables, information, materials and/or any Services (or portion thereof) furnished hereunder becomes, or in Service Provider’s opinion are likely to become, the subject of any such claim or action, then, Service Provider, at its expense shall, at its option, either: (i) procure for AXP the right to continue using same as contemplated hereunder; (ii) modify same to render same non-infringing (provided such modification does not adversely affect AXP’s use as contemplated hereunder); or (iii) replace same with equally suitable, functionally equivalent, compatible, non-infringing products, materials and/or services. If none of the foregoing are commercially practicable, Service Provider having used all reasonable efforts, then AXP shall have the right to terminate this Agreement or the Schedule involved, in whole or in part, without limiting its rights hereunder, at law and in equity, and shall be entitled to a pro-rata refund of all payments made in respect thereto based on a five-year straight-line depreciation method.

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12.	Confidentiality.

12.1       Confidential Information. Service Provider agrees to regard and preserve as confidential all information related to the business and activities of the AXP Entities, their clients, customers, employees, suppliers and all entities with whom the AXP Entities do business, that may be obtained by Service Provider from any source or may be developed or derived as a result of this Agreement, including without limitation, business plans, project/Schedule requirements, and any personally identifiable customer or employee information (collectively and individually, “Confidential Information”). Service Provider agrees to hold such information in trust and confidence for AXP and not to disclose such information to any person, firm or enterprise, or use (directly or indirectly) any such information for its own benefit or the benefit of any other party, unless authorized by AXP in writing, and even then, to limit access to and disclosure of such confidential information to Service Provider’s employees on a “need to know” basis only and for the purpose of providing Services to AXP hereunder, and further, shall take adequate, industry standard measures to maintain the security and confidentiality of such information. Except for Customer Information, information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known to the receiving party free of any restriction at the time it is obtained from the other party; (ii) subsequently learned from an independent third party free of any restrictions and without breach of any agreements; (iii) is or becomes publicly available through no wrongful act of either party; or (iv) is independently developed by one party without reference to any confidential information of the other.

12.2       Disclosure. If the Confidential Information is subject to disclosure pursuant to an order, decree, subpoena or other validly issued judicial or administrative process requiring Service Provider or its representatives (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Service Provider will promptly notify AXP of such request or requirement so that AXP may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any Confidential Information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of AXP, to waive compliance with the provisions of this Agreement. In any such case, and in addition to the notice contemplated in this paragraph, the party in receipt of such Confidential Information will use its reasonable efforts, in cooperation with AXP or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief to protect the Confidential Information. If, in the absence of a protective order or the receipt of a waiver hereunder, Service Provider or its representatives are compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or penalty, Service Provider and its representatives will disclose only so much of the Confidential Information to the person compelling disclosure as it believes in good faith on the basis of advice of counsel as required by law. Service Provider shall give AXP prior notice of the Confidential Information it believes it is required to disclose.

12.3       Protection of AXP Interests. Service Provider acknowledges that Services performed for AXP may relate to past, present or future strategies, plans, business activities, methods, processes and/or information which afford AXP certain competitive or strategic advantages. To further ensure the protection of AXP’s interests in this regard and unless otherwise provided in the applicable Schedule, Service Provider agrees: (a) during the term of each Schedule and for a period of one (1) year thereafter, Service Provider shall not perform or agree to perform Services or provide materials or information, directly or indirectly, for or in support of any Competitor of AXP or in connection with a Competitive Project, that are substantially similar in form, substance, purpose or intent as performed or provided under any Schedule; and (b) during the term of any Schedule and for a period of six (6) months thereafter, Service Provider shall not assign or utilize any individual assigned to perform Services for AXP hereunder, to perform Services for or in support of any Competitor of AXP or a Competitive Project.

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For purposes of this section, “Competitor” is defined as any person, firm or enterprise conducting a business or providing or supporting a product or service substantially similar to any of AXP’s, and “Competitive Project” is defined as any task or work effort whose intent or result is or will be substantially similar to any contemplated by a Schedule. If there is any doubt whether any person, firm or enterprise is deemed a “Competitor” or whether any task or work effort is deemed a “Competitive Project,” Service Provider shall obtain AXP’s advance written approval (not to be unreasonably withheld), which decision shall be deemed final and controlling for all purposes hereunder.

12.4       Non-Disclosure Obligations . Service Provider shall, in advance, require its employees, its subcontractors and/or employees of its subcontractor assigned to perform Services under any Schedule and its employees, subcontractors and/or employees of its subcontractor obtaining or is in a position to obtain any AXP information or materials required by the terms of this Agreement to be kept confidential, and to execute a confidentiality agreement with terms that emulate the confidentiality obligations set forth hereunder. Service Provider further agrees to take any other steps reasonably required and/or appropriate to ensure compliance with the obligations set forth herein.

12.5       Injunctive Relief. Service Provider acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, AXP may have no adequate remedy in damages and, accordingly, shall be entitled to seek injunctive relief against such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

12.6       Return of Confidential Information. At any time after the disclosure or receipt of any Confidential Information by Service Provider, and at the request and option of the AXP, Service Provider agrees to promptly return all copies (including any archival copies) of the Confidential Information of AXP to AXP (and delete all forms of recordation in whatever media stored, whether in existence now or invented in the future).

13.	Audit, Security, and Controls.

13.1       Audit. During the term of this Agreement and for a period of at least three (3) years thereafter, Service Provider will maintain complete and accurate accounting records in connection with Services performed and materials provided hereunder, in accordance with generally accepted accounting principles, to substantiate its charges hereunder. Upon request from AXP, AXP, or its agents, shall be given reasonable access at reasonable times to Service Provider’s premises and/or documentation as AXP may reasonably request in order to assure Service Provider’s compliance with the payment terms, data protection, system(s), security requirements, AXP policies and any other obligations under this Agreement; provided, however, if AXP has reasonable grounds to believe Service Provider has violated its confidentiality or security obligations hereunder, or is in violation of the law with respect to the Services provided hereunder, AXP reserves the right to inspect and audit Service Provider’s premises and/or documentation related thereto unannounced. Unless an inspection and/or audit is necessary to ensure Service Provider is in compliance with law or its confidentiality obligations hereunder (in which case, inspections and/or audits may occur as often as reasonably necessary to ensure such compliance), such inspections and/or audits shall not be made more frequently than twice in any twelve-month period, or at a frequency otherwise set forth in an applicable Schedule. If any audit reveals that AXP has overpaid any amounts, Service Provider shall remit to AXP such amounts due, and any interest (at the lesser of 1-1/2% per month or the highest percentage permitted by applicable law) with respect thereto, within ten (10) days of an invoice therefor. If any audit reveals that AXP has overpaid any amounts by five percent (5%) or more, Service Provider shall, within ten (10) days of an invoice therefor, reimburse AXP for all reasonable fees and expenses incurred to detect and rectify such overpayment.

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13.2       Security.

13.2.1	Physical Security. Without limiting the generality of the foregoing, and as part of the Services, Service Provider shall use its best efforts to secure and defend the environment the Services are effectuated against “intruders” and others who may seek to breach the environment, and to rectify any such breaches or modifications, maintain and enforce at any locations where activities relating directly or indirectly to the Services are performed, safety and physical and system security procedures that are at least (a) equal to industry standards for such types of service locations; (b) as rigorous as those procedures in effect at the service locations as of the effective date of this Agreement, and (c) in accordance with the assessment and recommendations of the site security visit performed on or about April 21st, 2004 .

13.2.2	Use, Disclosure, and Security of Customer Information. Notwithstanding anything to the contrary contained in this Agreement and in addition to and not in lieu of any other provisions in this Agreement regarding confidentiality and data security;

(i) Customer Information Definition: “Customer Information” means any and all information regarding the customers, prospective customers, or employees (referred to herein as “Individuals”) of AXP or any of its subsidiaries, affiliates, or licensees, including without limitation, the accounts, account numbers, names, addresses, social security numbers or any other personally identifiable information about such Individuals, or any information derived therefrom; that Service Provider may have disclosed to it, be provided access to, or otherwise become aware of in the course of carrying out its obligations under this Agreement.

(ii) Permitted Use of Customer Information; To the extent Service Provider has access to Customer Information, Service Provider will not use or disclose Customer Information for any purpose other than to carry out the purpose for which Customer Information was provided to Service Provider as set forth in the Agreement, Service Provider shall cause all Service Provider employees, agents, representatives, or any other party to whom Service Provider may provide access to or disclose Customer Information to limit the use and disclosure of Customer Information to that purpose.

(iii) Safeguarding Customer Information: Service Provider agrees that it shall:

•	implement appropriate measures designed to ensure the security and confidentiality of Customer Information;

•	protect Customer Information against any anticipated threats or hazards to the security or integrity of such information;

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•	protect against unauthorized access to, or use of, Customer Information that could result in substantial harm or inconvenience to any Individual;

•	cause all Service Provider agents, representatives, subcontractors, or any other party to whom Service Provider may provide access to or disclose Customer Information to implement appropriate measures designed to meet the objectives set forth in this Section 13.2;

•	immediately notify AXP in writing in the event of any unauthorized disclosure of or access to Customer Information;

•	provide AXP with copies of audits and tests result information sufficient to ensure AXP that Service Provider has implemented information security measures consistent with this Section 13.2.

(iv) Data Security Assessments: In accordance with Security Assessment Frequency attached hereto as Exhibit 7 - Security Assessment Frequency, Service Provider agrees that AXP may, through a duly licensed firm (“Agent”) designated by AXP, perform on-site and/or remote evaluations and assessments of Service Provider’s facilities and systems to determine whether Service Provider’s measures for safeguarding Customer Information conform to the SysTrust Principles and Criteria for Security and Confidentiality as then currently published by the American Institute of Certified Public Accountants (AICPA) and the Canadian Institute of Chartered Accountants (CICA). Service Provider agrees to implement systems and process improvements identified in a written report resulting from such assessment as necessary to bring its Customer Information safeguards process into conformity with SysTrust Security and Confidentiality Principles within a reasonable period of time as mutually agreed upon by Service Provider and AXP. (v) Indemnification: Service Provider shall be liable for and agrees to hold AXP and its Agent harmless from any claims, losses, damages, costs, or expenses including, but not limited to, reasonable outside attorneys’ fees, arising or alleged to have arisen out of (a) evaluations and assessments performed to ensure conformity of Service Provider’s security obligations hereunder; and/or, (b) any acts or omissions of Service Provider, its officers, agents, or employees in connection with Service Provider’s use, disclosure, or safeguarding of Customer Information or any breach of this Section 13.2 by Service Provider.

13.3       Controls and Production Accounting. All materials provided to Service Provider, including, but not limited to raw materials, cards and card components (the “Materials”) shall be accounted for throughout the production process. Materials shall be kept in a secure storage vault (the “Vault”) under the control of the Vault custodian, who shall remain independent of the production process. When materials are received they need to be checked against the shipping manifest and counted into the Vault inventory log. The custodian shall count the materials prior to release to the production area, with the count entered into a control document for the job. During production, flawed Materials or scrap should be reported to the control document and destroyed daily under dual control, with all Destruction Certificates signed and dated. Upon completion each production step the operator is to perform a final count and enter same in control document. The person responsible for reconciling the control document should reconcile the count to the initial count, while also accounting for all destroyed materials.

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13.4       Shared Environment. If Service Provider provides the Services to AXP from a location that is shared with one or more third parties, Service Provider shall develop a process, subject to AXP’s prior written approval, to restrict access in any such shared environment to that portion dedicated to the Service only to Service Provider’s employees, subcontractors or agents engaged in performing services relating to the Service.

13.5       Business Continuity Plan. Throughout the term of this Agreement, Service Provider shall maintain a business continuity plan (the “Business Continuity Plan”) and the capacity to execute such a plan; which at a minimum, shall conform to generally accepted industry standards. The requirements for Service Provider’s Business Continuity Plan are included in Exhibit 4 to a Schedule. Prior to implementing any change to the Business Continuity Plan that will materially alter the Performance Standards described herein, Service Provider shall provide AXP sufficient notice in order that AXP may review the changes and provide Service Provider with a list of concerns. Service Provider shall use reasonable commercial efforts to address AXP’s concerns. As part of the Services, Service Provider shall (1) maintain Business Continuity Plans for all service locations, (2) periodically update and confirm the operability of the Business Continuity Plan in effect at that time, (3) certify to AXP that the Business Continuity Plan is fully operational, at minimum, once per year, and (3) promptly provide AXP with notice of any excusable delay event (as described in Section 14.1 below) as well as any other occurrence that results in Service Provider being unable to provide all or substantially all of the Services for a period in excess of [two (2) hours] (a “Disaster”). Service Provider shall implement the Business Continuity Plan upon the occurrence of any Disaster.

14.	General.

14.1       Excusable Delay. In no event shall either party be liable to the other for any delay or failure to perform due to causes beyond the control and without the fault or negligence of the party claiming excusable delay.

14.2       Advertising. Neither party shall use the other party’s name or marks, refer to or identify the other party in any advertising or publicity releases (including, but not limited to references on any customer lists, or posting on web-sites), promotional or marketing correspondence to others without first securing the written consent of such other party’s authorized representative.

14.3       Governing Law. In all respects this Agreement shall be governed by the substantive laws of the State of New York without regard to conflict of law principles. Any claim or action brought by one of the parties hereto in connection with this Agreement shall be brought in the appropriate Federal or State court located in the County of New York, and the parties hereto irrevocably consent to the exclusive jurisdiction of such court.

14.4       Insurance. Throughout the term of this Agreement and Schedules, Service Provider must, and must cause each of its subcontractors to, maintain adequate workers compensation, liability, disability, unemployment and, automobile insurance as required under law for Service Provider and each of its employees performing Services under this Agreement and any Schedules. Service Provider must also maintain throughout the term of this Agreement and any Schedules the following types of insurance coverage at, or above the minimum policy amounts set out below. All insurance companies must have and maintain an AM Best rating of A- or better. Service Provider shall provide verification of its insurance coverage by providing a valid certificate of insurance to AXP upon request. All certificates of insurance must provide that AXP will be notified thirty (30) days before cancellation. Service Provider’s insurance shall be primary and non-contributory with any insurance maintained by AXP.

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Type of coverage	Coverage as broad as	Policy Minimums	AXP as
Additional
Insured
Workers	Statutory Requirements	Statutory requirements	No
Compensation

Employers’ Liability	Combined with workers	Each accident,	No
$1,000,000
	compensation policy	Disease policy limit,
$1,000,000
Disease each employee,
$1,000,000
Commercial General	ISO Form CG0001	General aggregate,	Yes
$2,000000
Liability and		Completed ops products,
Personal		$2,000,000
Injury		Each occurrence,
$2,000,000
Personal injury,
$2,000,000
Commercial Auto,	ISO Form CA0001	Combined single limit,	No
$2,000,000
Including
Employer’s
Non-Owned auto	Underlying EL, GL and	May, if necessary, be	Yes
Commercial		used in any
Umbrella		combination with the
Liability	Auto	primary policy
limit to fulfill the above
limit
requirements.

Professional Liability	N/A	Minimum policy limits of	Yes
$1,000,000. Increased
amounts subject to AXP’s
discretion.

14.6       Records Retention. Notwithstanding anything to the contrary herein, until the later of (i) seven (7) years after expiration or termination of this Agreement; (ii) all pending matters relating to this Agreement (e.g., disputes) are closed; or (iii) the information is no longer required to meet AXP’s records retention policy as disclosed by AXP to Service Provider and as such policy may be adjusted from time to time, Service Provider shall maintain and provide access upon request to the records, documents and other information required to meet AXP’s audit rights under this Agreement. Before destroying or otherwise disposing of such information, Service Provider shall provide AXP with sixty (60) days prior notice and offer AXP the opportunity to recover such information or to request Service Provider to deliver such information to AXP.

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14.7       Assignment. Neither party may assign or transfer this Agreement, any Schedule and/or any rights and/or obligations hereunder without the written consent of the other party and any such attempted assignment shall be void; provided, however, that AXP may assign this Agreement, any Schedule and/or any of its rights and/or obligations hereunder, in whole or in part (including all licenses granted to AXP hereunder) to (i) any AXP Entity; (ii) in the case of any merger or sale of its assets, to any entity which acquires all or substantially all of AXP’s assets or any succession in a merger or acquisition of AXP, or (iii) any outsourcing or out-tasking vendor contracted by AXP to perform services on its behalf.

14.8        Subcontracting. Service Provider may subcontract its responsibilities and obligations under this Agreement upon first obtaining AXP’s prior written consent to do so and such subcontractor having conformed to AXP’s security requirements. Service Provider shall remain responsible for obligations, services and functions performed by subcontractors to the same extent as if such obligations, services and functions were performed by Service Provider employees, and for purposes of this Agreement such work shall be deemed work performed by Service Provider. AXP shall have the right to revoke its prior approval of a subcontractor and direct Service Provider to replace such subcontractor if the subcontractor’s performance is materially deficient, good faith doubts exist concerning the subcontractor’s ability to render future performance because of changes in the subcontractor’s ownership, management, financial condition, or otherwise, or there have been material misrepresentations by or concerning the subcontractor.

14.9        Background Checks. Service Provider agrees, and shall have its subcontractors agree, to perform background checks on all of its employees assigned to AXP under this Agreement. Service Provider is also responsible for assuring that any sub-contractors it utilizes to perform work under this Agreement undergo background checks. All of Service Provider’s employees and subcontractors assigned to perform work for AXP under this Agreement must undergo the following background checks in advance of assignment with AXP:

Criminal Check: Criminal records checks for all felony and misdemeanor convictions other than minor traffic violations in all countries where the individual has lived during at least the last seven years (subject to applicable laws) to include pleas of guilty and nolo contendre, regardless of whether adjudication has been withheld.

Service Provider agrees to assign to AXP only individuals who have no felony convictions, regardless of whether adjudication has been withheld. Service Provider also agrees to contact local AXP Security regarding individuals who have any misdemeanor convictions and obtain AXP approval prior to assigning them to the AXP account.

Drug Screening: Service Provider agrees to have all of its employees, subcontractors of Service Provider and such subcontractor’s employees assigned to AXP tested for the presence of the following substances prior to assignment. The test required under this policy will consist of NIDA 5 Panel: (i) Amphetamines, (ii) Cocaine, (iii) Marijuana, (iv) Opiates, and (v) Phencyclidine.

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Service Provider agrees not to assign to AXP, directly or indirectly (through its agents or subcontractors), those individuals who test positive for controlled substances not lawfully prescribed or for misuse of a lawfully prescribed controlled substance.

AXP reserves the right to audit Service Provider’s, and its subcontractors performing Services hereunder, background check/drug screening files (including its applicable subcontractors files) and Service Provider agrees to make these files available to AXP within five business days of AXP’s request.

14.10     [***]. During the term of this Agreement, the fees charged by Service Provider for the Services [***] as [***] as the fees for substantially similar services provided [***] of Service Provider. In the event that services are provided to AXP by Service Provider at fees that are [***] that required by this Section 15.4, then such fees shall be promptly reduced to, and the difference promptly credited to AXP (or, upon termination of this Agreement, refunded to AXP), to reflect [***] retroactive to the date the [***] of Service Provider first received [***]

14.11     Independent Contractor. Service Provider agrees that it is an independent contractor and its personnel are not AXP’s agents or employees for federal tax purposes or any other purposes whatsoever, and are not entitled to any AXP employee benefits. Service Provider assumes sole and full responsibility for its employees, agents and subcontractors. Service Provider and its employees, agents and subcontractors have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate AXP in any manner whatsoever. Service Provider, and not AXP, is solely responsible for the compensation of its employees, agents and subcontractors assigned to perform services hereunder, and payment of worker’s compensation, disability and other income and other similar benefits, unemployment and other similar insurance and for withholding income, other taxes and social security.

14.12     Notices. Unless otherwise specified, all notices shall be in writing and delivered personally or mailed, first class mail, postage prepaid, to the addresses of the parties set forth at the beginning of this Agreement, to the attention of the undersigned; provided, however, that a copy of any Service Provider notice of material breach to AXP shall also be sent to American Express, Office of the General Counsel, Chief Litigation Counsel, 200 Vesey Street, 49th Floor, New York, New York 10285. As to any Schedule, notices shall also be sent to the signatories of the Schedule involved. Either party may change the address(es) or addressee(s) for notice hereunder upon written notice to the other. All notices shall be deemed given on the date delivered or when placed in the mail as specified herein.

14.13     Entirety; Modification, Amendment, Supplement and Waiver. The Exhibits, Schedules and attachments to this Agreement are incorporated by this reference and shall constitute part of this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the parties pertaining to the subject matter hereof. No modification, amendment, supplement to or waiver of this Agreement, any Schedule, or any provisions hereof or thereof shall be binding upon the parties unless made in writing and duly signed by both parties; provided, for the avoidance of doubt, no modification, amendment, supplement to or waiver of this Agreement, any Schedule, or provision hereof or thereof, shall be made via electronic communication unless the parties first agree in writing (that is not an electronic communication) to be bound by electronic communications. At no time shall any failure or delay by either party in enforcing any provisions, exercising any option, or requiring performance of any provisions, be construed to be a waiver of same.

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14.14     Severability. If any term, provision or part of this Agreement is to any extent held invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be impaired or affected thereby, and each term, provision and part shall continue in full force and effect, and shall be valid and enforceable to the fullest extent permitted by law.

14.15     Headings. Headings are for reference and shall not affect the meaning of any of the provisions of this Agreement.

14.16     Survival. Any provision of this Agreement, which contemplates performance or observance subsequent to termination or expiration of this Agreement (including, without limitation, confidentiality, transition assistance, limitation of liability and indemnification provisions) shall survive termination or expiration of this Agreement and continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day, month and year first written above.

American Express Travel Related Services Company, Inc.		Composecure, L.L.C.

By:	/s/ Richard Mangani	By:	/s/ Michele D. Logan

Name:	Richard Mangani	Name:	Michele D. Logan
	(Type or print)		(Type or print)

Title:	Director	Title:	Vice President

Date:	8/11/04	Date:	8/10/04

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